Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into between Kubient, Inc., together with its existing and future direct and indirect subsidiaries and controlled affiliates (the “Company”), and Paul Roberts (“Employee”) (each individually, a “Party,” and collectively, the “Parties”). The Parties hereby agree as follows:

1.          Separation of Employment. Employee hereby acknowledges that Employee voluntarily resigned from employment with the Company, effective November 2, 2023 (the “Separation Date”).

2.          Accrued Obligations and Benefits. Regardless of whether Employee enters into this Agreement, the Company will pay Employee all accrued wages earned through and including the Separation Date, less applicable withholdings, in accordance with the Company’s regular payroll practices, but no later than ten (10) days after the Separation Date. Provided Employee is already enrolled in Company healthcare insurance benefits coverage, Employee shall continue to receive such coverage through November 30, 2023. If Employee wishes to continue healthcare insurance benefits coverage beyond November 30, 2023, Employee must timely elect such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Any other benefits will be governed by the applicable benefit plan documents. Except as expressly provided in the applicable benefit plan documents or in this Agreement, Employee will receive no additional compensation, bonus, severance, commissions, equity, or other benefits (including, but not limited to, under the Employment Agreement (as defined herein), the EPIIA (as defined herein), or the Award Agreements (as defined herein)) after the Separation Date.

3.          Survival of Post-Termination Rights and Obligations. Employee acknowledges and understands that the Parties’ post-termination obligations and rights under (a) the Employee Proprietary Information and Inventions Assignment, dated May 26, 2017, entered into by and between the Parties (the “EPIIA”), (b) the Employment Agreement, effective as of May 26, 2017, entered into by and between the Parties (the “Employment Agreement”), and (c) any equity award agreements granted to Employee under the Kubient, Inc. 2021 Equity Incentive Plan, as amended and restated October 2, 2019 (the “Award Agreements”), shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect hereafter.

4.          Consideration to Employee. Pursuant to the terms of this Agreement, Employee is receiving certain benefits to which Employee would not otherwise be entitled. In exchange for promises by Employee in this Agreement, including but not limited to a release of claims and promise to cooperate post-termination, and provided that (a) this Agreement is timely signed by Employee, returned to the Company, and not revoked as set forth in Section 14 of this Agreement, (b) Employee notifies the Company in writing to Kim Kahn, VP People Operations, via email at kim.kahn@kubient.com, that Employee has timely and properly elected healthcare insurance continuation coverage under COBRA, and (c) Employee remains eligible for such coverage under COBRA, the Company shall pay the full monthly premium directly to the COBRA administrator for Employee to continue healthcare insurance coverage under COBRA (the “COBRA Payments”) until the earliest of: (i) the fourth (4th) month following the month in which the Separation Date occurs; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive similar healthcare insurance coverage from another employer or other source. During the period in which the Company is providing the COBRA Payments, Employee shall immediately notify the Company in writing to Kim Kahn, VP People Operations, via email at kim.kahn@kubient.com, if Employee cancels COBRA continuation coverage or becomes eligible to receive similar healthcare insurance coverage from another employer or other source.

5.          Release. In exchange for the consideration described in Section 4 above, Employee, on behalf of Employee and Employee’s representatives, heirs, successors and assigns, hereby completely release and forever discharge the Company and any past, present, and future parent companies, subsidiaries, divisions, and affiliates of the Company, and its and their past, present, and future shareholders, officers, directors, members, agents, employees, attorneys, insurers, employee benefit plans and their administrators, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which Employee may now have or has ever had up through the date Employee signs this Agreement (the “Release”). This Release includes, but is not limited to, all claims arising out of Employee’s employment with the Company and the termination of that employment, whether based on tort, contract (expressed or implied), or any federal, state, or local law, regulation or ordinance (collectively, “Released Claims”). By way of example only, Released Claims include any claims arising under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (the “ADEA”), the Older Worker’s Benefit Protection Act, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Occupational Safety and Health Act, the Americans with Disabilities Act as amended, the Uniformed Services Employment and Reemployment Rights Act, the Davis-Bacon Act, the Walsh-Healey Act, the Employee Retirement Income Security Act (other than claims for vested benefits), Executive Order 11246, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, and any other federal, state or local statute, regulation or ordinance governing the employment relationship. This Release further includes any claims asserting negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, equity, vacation, penalties and any other claims arising under or related to employment laws or regulations.  Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees and other legal costs incurred in regard to the above claims or otherwise. This Release covers all waivable claims including those not specifically mentioned in this Agreement.

6.          Waiver of Unknown Claims. The Parties understand and agree the Release in Section 5 above includes not only claims presently known to Employee, but also all unknown or unanticipated claims, rights, demands, actions, obligations, and liabilities of every kind that are covered by the Release. Employee understands that Employee may later discover facts different from what Employee now believes to be true, which, if known, could have materially affected Employee’s decision to sign this Agreement, but Employee nevertheless waives any claims or rights based on such different or additional facts.

7.          No Claims Filed; Covenant Not to Sue. Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any lawsuits or arbitrations against any of the Released Parties in any forum; provided, however, that nothing in this Section 7 shall be interpreted as requiring Employee to disclose any claims, complaints, or communications Employee has made, or information Employee has disclosed, to the U.S. Securities and Exchange Commission (“SEC”) concerning actual or possible violations of securities law. Employee also promises not to sue or participate in any lawsuit or arbitration against the Company or any of the other Released Parties, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the Release in Section 5 above. Nothing in this Section 7 prevents Employee from filing a suit to (a) enforce this Agreement or (b) challenge its validity under the ADEA. Consequences of breaching this Section 7 are described below in Section 13.

8.          Release Exclusions and Additional Employee Protections. Nothing in the Release in Section 5 above or anything else in this Agreement limits or otherwise affects Employee’s: rights to any vested retirement benefits or other accrued benefits to which Employee is already entitled; claims for workers’ or unemployment compensation; claims that arise after the date Employee signs this Agreement; claims to enforce this Agreement; claims that cannot lawfully be waived; and claims for or rights to indemnification or legal defense under the bylaws of the Company or applicable law, or to be covered under any applicable directors’ and officers’ liability insurance policies, related to actions or conduct that occurred in the scope of the Employee’s employment with the Company or in the scope of Employee’s role as a director or board member of the Company. In addition, nothing in any part of this Agreement, the EPIIA, or the Employment Agreement limits Employee’s rights to: file a charge with, provide information to, testify to or before, or participate in an investigation or proceeding conducted by, any federal, state or local government agency responsible for enforcing any law; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute arising after this Agreement is signed by Employee. Notwithstanding the above, Employee expressly waives all rights to recover money or other individual relief in connection with any administrative or court action related in any way to any claim covered by the Release in Section 5 above, whether brought by Employee or on Employee’s behalf. However, Employee may recover money properly awarded by SEC as a reward for providing information to the SEC.

9.          Taxes and Indemnification. Employee agrees to pay all taxes (other than payroll taxes) found to be owed based upon the consideration provided to or on behalf of Employee under this Agreement and to indemnify and hold the Company harmless for any federal, state and local tax liability (including taxes, interest, penalties or the like, and required withholdings), which may be asserted against or imposed upon the Released Parties by any taxing authority related to such consideration due to Employee’s non-payment of taxes for which Employee is legally responsible. Employee understands and agrees that the Company may file any necessary tax documentation regarding the consideration provided to or on behalf of Employee under this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other Party.

10.          Employee Representations. Employee represents and warrants that Employee has: (a) been paid all compensation owed for all hours worked, including, but not limited to, any overtime and bonus if applicable; (b) received all the requested leave and leave benefits and protections for which Employee was eligible under the Family and Medical Leave Act or otherwise; and (c) not suffered any on-the-job injury for which Employee has not already filed a claim. In addition, it is Company policy to encourage reporting within the Company all possible violations of any law, and no one has interfered with Employee’s reporting of any such violations. Employee further represents that: (i) Employee has not alleged any claim against the Company or any other Released Parties, the factual foundation for which involves sexual harassment under applicable law; (ii) no part of the consideration pursuant to this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and (iii) Employee does not contend and is not aware of any facts to suggest that Employee has been subjected at any time to any acts of discrimination, retaliation, sexual harassment or sexual abuse by the Company or any other Released Parties.

11.          Cooperation.  Employee agrees that following the Separation Date, Employee will cooperate fully with the Company in connection with: (a) any defense, prosecution, or investigation of claims or demands by or against third parties; and (b) any matters arising from or related to events during Employee’s employment by the Company. In addition, Employee agrees to execute any documents required to carry out the terms of this Agreement. Such cooperation includes, without limitation, being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews plus deposition and trial testimony. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

12.          Non-Admission. This Agreement is intended to facilitate an amicable separation of Employee’s employment with the Company and is not intended and shall not be construed as an admission of wrongdoing by either Party.

13.          Effect of Breach; Return of Consideration; Attorney’s Fees. If Employee breaches the surviving terms of the EPIIA, the Employment Agreement, or Sections 7, 10, 11, 16, or 21 of this Agreement, then the Company’s obligations to provide the COBRA Payments shall cease immediately, and Employee will be required to repay the Company for the COBRA Payments already paid by the Company except for $200; alternatively, the Company may at its option forego the remedy above and instead require Employee to pay the Company’s legal costs incurred in enforcing the EPIIA, the Employment Agreement, and/or this Agreement, including its reasonable attorneys’ fees. Further, nothing in this Agreement prevents the Company from pursuing an injunction to enforce the surviving terms of the EPIIA, the Employment Agreement, or Sections 7, 10, 11, 16, or 21 of this Agreement.  Nothing in this Section 13 is intended to, nor shall be construed to, apply to any contrary rights of Employee under the ADEA.

14.          Time to Consult, Consider and Revoke; Effective Date. By this Agreement, Employee has been advised to consult with an attorney before signing this Agreement. Employee acknowledges and understands that the Release in Section 5 above effectively waives all claims under the ADEA, and agrees that this Agreement complies with the OWBPA. Employee further acknowledges that Employee has had the opportunity to consider this Agreement and the disclosure for twenty-one (21) days before signing this Agreement, although Employee may choose to sign it sooner. Any material or non-material changes made to this Agreement after Employee receives this Agreement do not restart the running of the 21-day review period. Employee has seven (7) days in which to revoke this Agreement after signing it if Employee wishes (the “Revocation Period”). To revoke this Agreement, Employee must send the Company a written notice of revocation addressed to Kim Kahn, VP People Operations, via email at kim.kahn@kubient.com, before the Revocation Period expires, with the original notice of revocation sent via U.S. Mail to Kim Kahn, VP People Operations, Kubient, Inc., 500 7th Avenue, 8th Floor, New York, NY 10018, postmarked no later than the last day of the Revocation Period. This Agreement shall become effective on the eighth (8th) day after the date Employee signs this Agreement, provided that Employee has not timely revoked it (the “Effective Date”). In the event Employee fails to timely sign this Agreement or revokes this Agreement within seven (7) days after having signed it, the Company’s obligations under this Agreement shall be null and void.  Employee acknowledges and understands that the Company is not obligated to provide the COBRA Payments until after the Effective Date.

15.          Integration; Modification. Employee acknowledges that this Agreement, the EPIIA, the Employment Agreement, and the Award Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede any other agreements and understandings among Employee, the Company, and any other Released Parties, whether written or oral, express or implied, regarding Employee’s employment, termination and benefits. Employee has not relied on any statement or promises by anyone other than those contained in this Agreement and has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement not set forth herein. This Agreement shall not be modified unless in writing and signed by both the Company and Employee.

16.          Transfer of Claims. Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claims released under Section 5 above.  Employee agrees to indemnify and hold the Released Parties harmless against all rights, claims, warranties, demands, debts, obligations, liabilities, costs, legal costs (including attorneys’ fees) or judgments based on or arising out of any such assignment or transfer.  Employee further warrants that nothing prohibits Employee from entering into this Agreement.

17.          Binding Effect. This Agreement shall bind and inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors, as well as any of the Released Parties. This Agreement shall not benefit any other person or entity except as specified in this Agreement.

18.          Sufficiency of Consideration; Severability. Employee agrees that the consideration provided to Employee hereunder is good and valuable consideration for Employee’s signing of this Agreement. Should a court of competent jurisdiction determine that the Release in Section 5 above is invalid, void or unenforceable, then Employee agrees the Company’s obligations under this Agreement are null and void and Employee shall repay the Company for the COBRA Payments already paid by the Company. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force. In the event of a final, non-reviewable, non-appealable determination that any provision in this Agreement (in either case, whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed modified or reformed by the court to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Nothing in this Section 18 is intended to, nor shall be construed to, apply to any contrary rights of Employee under the ADEA.

19.          Governing Law, Interpretation, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party for any reason. Any and all disputes between the parties arising from or related to this Agreement shall be exclusively heard and determined before a federal or state court located in the State of New York. The Parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the Parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

20.          Representation by Counsel. The Parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement, and (b) they have read and understand this Agreement and are fully aware of its legal effects.

21.          Return of Company Property. In accordance with Section 4(a) of the Employment Agreement, Employee represents that on or promptly after the Separation Date, Employee returned to the Company all Company property in Employee’s possession or control, including without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.

22.          No Waiver. No waiver of any claim for breach of rights under this Agreement shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving Party.

23.          Headings; Electronic Transmissions; Counterparts. Headings in this Agreement are for reference purposes only and shall not in any way affect this Agreement’s meaning or interpretation. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed copies shall constitute one Agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

24.          Acceptance. To accept this Agreement, Employee must sign and date below and return this Agreement within twenty-one (21) days to Kim Kahn, VP People Operations, Kubient, Inc., 500 7th Avenue, 8th Floor, New York, NY 10018, email at kim.kahn@kubient.com.

[SIGNATURES ON FOLLOWING PAGE]

Employee represents and warrants that Employee has read this Agreement in its entirety, has been offered twenty-one (21) days to review this Agreement, has been advised to consult with an attorney, fully understands all the terms of this Agreement, and voluntarily and knowingly accepts those terms.

EMPLOYEE	KUBIENT, INC.

By:
Paul Roberts		Joshua Weiss
Chief Financial Officer

Date:	Date: